American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz ISR Mining License Application Accepted for Detailed Review by
Wyoming Department of Environmental Quality

Casper, Wyoming, August 25, 2008 -- Uranerz Energy Corporation (“Uranerz” or the “Company’) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that the Wyoming Department of Environmental Quality (“WDEQ”) has deemed the Company’s application to build and operate an in-situ recovery (“ISR”) uranium mine “complete” and the WDEQ review process can now move to the next stage. The next stage includes a detailed technical and environmental review of the application and notification to the public that a copy of the application is available for reading at several locations around the State. This WDEQ certification of completeness marks a significant advancement of the Company’s application for a state permit to mine covering its Nichols Ranch ISR Uranium Project located in the central Powder River Basin of Wyoming.

In December 2007, the Company submitted its application for a permit to mine to the WDEQ for the Nichols Ranch ISR Uranium Project consisting of the Nichols Ranch property and the Hank property. When licensed and constructed, the Nichols Ranch ISR Uranium Project will consist of a central processing plant facility at the Nichols Ranch property and a satellite plant at the Hank property along with the associated well fields. The ultimate production level from these two properties is planned to be in the range from 600,000 to 750,000 pounds of uranium oxide per year (as U3O8 ). It is planned that the central processing plant at Nichols Ranch will be complete with a drying and packaging circuit capable of producing a finished yellowcake product acceptable to the conversion facility, the next step in manufacturing fuel for nuclear power plants.

To accommodate the planned development of additional properties in the Powder River Basin, the Company’s permit to mine application with the WDEQ and its application for a Source Material License from the U.S. Nuclear Regulatory Commission requests an authorized yellowcake production capacity at the Nichols Ranch central processing facility of two million pounds per year. Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of all required regulatory permits and licenses, and is currently projected for late 2010 or sometime in 2011. The Company intends to continue its permitting efforts in the Powder River Basin.

“The progress in our efforts to move the Company’s Nichols Ranch ISR Uranium Project towards commercial production has been significant.” stated Uranerz Executive Vice President and Chief Operating Officer, George Hartman. “We have been very satisfied with the professionalism and thoroughness of WDEQ’s staff in their review of our application, and the Company remains fully committed to complying with the both the letter and the spirit of Wyoming’s environmental regulations.”

The Company continues to focus on its exploration and acquisition efforts in the Powder River Basin and has recently acquired additional property rights in the vicinity by leasing approximately 7,000 acres on its own behalf and on behalf of the Arkose Mining Venture.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 121,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company is continuing with its previously announced exploration drilling program in the Powder River Basin for 2008 (see Company news release dated July 9, 2008) and is on target for a total of 800,000 feet of drilling.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.